Exhibit 99.1

Anthera Pharmaceuticals Licenses Japan Rights for Blisibimod to Zenyaku Kogyo Co., Ltd.

•	Anthera to receive up to $48,000,000 plus future product margin on commercial supply

•	Zenyaku to reimburse Anthera for a portion of future blisibimod worldwide development costs

•	Zenyaku to assume full responsibility for development and associated costs in Japan and potentially other Asian territories in the future

•	Companies will collaborate on blisibimod development for both IgA Nephropathy (“IgAN”) and Systemic Lupus Erythematosus (“Lupus”)

December 15th, 2014: HAYWARD, CA – Anthera Pharmaceuticals, Inc. announced today that Anthera and Zenyaku Kogyo Co., Ltd. of Tokyo, Japan executed an exclusive license agreement for the development and commercialization of subcutaneous blisibimod in Japan and potentially other countries throughout Asia.  Anthera retains full development and commercialization rights for all other global territories including North America and the European Union.  Zenyaku currently markets Rituxan™, an anti-CD20 antibody, in Japan where it is approved for CD20 Positive B-Cell Lymphoma, B-cell Lymphoproliferative disorder, ANCA associated vasculitis (GPA, MPA), and Pediatric Nephrotic Syndrome.

“Our partnership with Zenyaku brings together two highly complementary organizations with extensive experience in the development of therapeutics for immunology and oncology.  Zenyaku’s long history and experience with Rituxan in renal diseases, including the recent approval of Rituxan in Japan for relapsing steroid-dependent nephrotic syndrome, will be invaluable as we continue to advance blisibimod globally for the treatment of IgA Nephropathy,” said Paul F. Truex, Anthera’s President and Chief Executive Officer.  “Zenyaku’s previous efforts in Lupus Nephritis will provide helpful insights as we explore the best patient options for the use of blisibimod in Systemic Lupus Erythematosus.”

 “We are pleased to expand our B-cell target product portfolio with blisibimod, a potent BAFF inhibitor which down regulates abnormal B-cell development, to strengthen our commitment to provide useful therapeutics for treatment of diseases with unmet medical need.” said Koichi Hashimoto, President and Chief Executive Officer of Zenyaku Kogyo Co., Ltd.

“We are excited to enter into this partnership with Zenyaku Kogyo,” said Colin Hislop, MD, Anthera’s Chief Medical Officer. “IgA nephropathy is a prevalent disease in Asia, and particularly Japan, and many patients eventually progress to end-stage renal disease in spite of aggressive treatment.  Zenyaku’s extensive expertise in immunological pharmaceutical development and marketing in Japan, combined with blisibimod’s potential role in addressing this unmet medical need, makes us ideal partners to bring this therapy to patients”.

In exchange for the licensed rights, Zenyaku will provide up to $26 million over the next 18 months through a combination of a forgivable loan and multiple equity purchases of Anthera common stock at prices equal to a thirty-percent premium over the volume weighted average stock price for the twenty days preceeding the exercise of Anthera’s option.  Additionally, Zenyaku will reimburse Anthera for a portion of clinical trial expenses incurred as part of blisibimod’s global development.  Zenyaku will purchase all clinical supplies of blisibimod from Anthera. Anthera is eligible to receive an additional $22 million in future development and sales milestones, as well as incremental gross margin associated with eventual commercial supply of blisibimod in the Zenyaku territory. In parallel with the Zenyaku partnership, Amgen, the originator of blisibimod, and Anthera have agreed to modify certain milestone and royalty payments relating to Japan in exchange for shares of Anthera common stock. Funds from this partnership are expected to substantially reduce Anthera’s cash expense associated with the development of blisibimod through 2018.  Clarity Point Partners, L.L.C. (www.claritypp.com) acted as the lead advisor to Anthera.

Anthera will host a conference call to discuss this news release, other market developments, and answer investor questions.

Conference ID: 53085075
Date of call: 12/15/2014
Time of call: 16:30 Eastern Time
Expected Duration: 30 minutes

Conference Dial-In Numbers:

Participant Toll-Free Dial-In Number:         (855) 226-3021
Participant International Dial-In Number:  (315) 625-6892

 About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including lupus, lupus with glomerulonephritis, IgA nephropathy, and exocrine pancreatic insufficiency due to cystic fibrosis.

About Blisibimod

Anthera is developing blisibimod, a selective inhibitor of B-cell activating factor (BAFF), to explore its clinical utility in various autoimmune diseases including systemic lupus erythematosus (SLE) and IgA nephropathy. Blisibimod is a novel FC-fusion protein, or peptibody, and is distinct from an antibody. Anthera owns worldwide rights to blisibimod in all potential indications. BAFF, also known as BLyS (B lymphocyte stimulator), is a tumor necrosis family member and is critical to the development, maintenance and survival of B-cells. B-cells represent a critical component of human immune response to infection and other pathogens.  However, abnormal elevations of B-cells and BAFF may lead to an overactive immune response, which may damage normal healthy tissues and organ systems. Multiple clinical studies with BAFF antagonists have reported the potential benefit of BAFF inhibitors in treating patients with lupus and IgAN.

About Zenyaku Kogyo

Zenyaku Kogyo is a privately-held Japanese pharmaceutical company headquartered in Tokyo, Japan. The company is marketing in Japan dermatological and anti-cancer drugs including Rituxan™, an anti-CD20 antibody for the treatment B-cell Non-Hodgkin’s Lymphoma. The company also has an OTC consumer health care business. Zenyaku Kogyo’s ongoing research interests are focused on cancer, autoimmune diseases, and antibody therapeutics. For additional information in Japanese, please visit www.zenyaku.co.jp.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.

SOURCE: Anthera Pharmaceuticals, Inc.